Exhibit 99.1

American Rebel Holdings Regains Compliance with NASDAQ Minimum Bid Price Requirement

Nashville, TN, July 12, 2023 (GLOBE NEWSWIRE) – American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”), a designer, manufacturer and marketer of branded safes and personal security and self-defense products, today announced that it has received a formal notice from The Nasdaq Stock Market (“Nasdaq”) stating that American Rebel has regained compliance with the $1.00 per share minimum bid price requirement pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), and that the Company is in compliance with all applicable listing standards.

On July 12, 2023, the Company received a written notification from the Listing Qualifications Department of Nasdaq indicating that, as of July 11, 2023, the Company had regained compliance with the Minimum Bid Price Requirement.

American Rebel’s stock continues to be listed and traded on The Nasdaq Capital Market.

About American Rebel Holdings, Inc.

American Rebel operates primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com. For investor information, visit www.americanrebel.com/investor-relations.

Company Contact:

info@americanrebel.com